Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Paul C. Hudson, CEO Sam Sarpong, CFO (323) 634-1700 www.broadwayfederalbank.com

Broadway Financial Corporation Reports 14% Increase in First Quarter Net Earnings

LOS ANGELES, CA – (BUSINESS WIRE) – April 30, 2007 – Broadway Financial Corporation (the “Company”) (NASDAQ Small-Cap: BYFC), parent company of Broadway Federal Bank, f.s.b. (the “Bank”), today reported first quarter net earnings of $444,000, or $0.23 per diluted share, up $56,000, or 14.43%, when compared with net earnings of $388,000, or $0.23 per diluted share, in the first quarter of 2006. The increase in net earnings was a result of increased interest-earning assets, a higher net interest margin, and an increase in non-interest income.

Chief Executive Officer, Paul C. Hudson stated, “We are encouraged by the fact that Bank earnings continue to benefit from increases in rate and loan volume.” He also stated, “First quarter results are further proof that our strategy to grow retail relationships and focus on market niches is contributing to improved net earnings.” Hudson noted, “Comparing the first quarter 2007 to the first quarter of 2006, net interest rate spread increased 30 basis points and average interest earning assets were up $12.1 million, which resulted in an increase of net interest income before provision for loan losses of $338,000 or 14.21%.”

First Quarter Results:

•

The net interest rate spread increased 30 basis points to 3.57% in the first quarter of 2007 from 3.27% in the first quarter of 2006; reflecting further improvement from the 12 basis points increase comparing fourth quarter 2006 to fourth quarter 2005;

•

Net interest income before provision for loan losses of $2.7 million in the first quarter of 2007 was up $338,000 from the first quarter of 2006, reflecting a higher level of average interest-earning assets and an improved net interest margin;

•	Loan originations were $21.6 million for the first quarter of 2007, compared with loan originations, including purchases, of $14.2 million for the first quarter of 2006;

•	Provision for loan losses for the first quarter of 2007 was up $20,000 from the first quarter of 2006;

•	Non-interest income in the first quarter of 2007 was up $52,000 from the first quarter of 2006, primarily reflecting higher service charges in the 2007 period;

•

Non-interest expense in the first quarter of 2007 was up $303,000 from the first quarter of 2006, primarily due to increases in compensation and benefits expense, professional services expense, and other expense, which were partially offset by lower occupancy expense.

Net Interest Income

Net interest income before provision for loan losses of $2.7 million in the first quarter of 2007 was up $338,000, or 14.21%, from the first quarter a year ago. The increase reflected a higher level of average interest-earning assets and improved net interest margin. Interest-earning assets averaged $292.2 million in the current quarter, up $12.1 million, or 4.32%, from the same period a year ago. Net interest margin improved 32 basis points to 3.72% in the current quarter from 3.40% a year ago. The net interest rate spread improved 30 basis points to 3.57% in the current quarter from 3.27% a year ago, as the yield on our interest-earning assets rose faster than the cost of our interest-bearing liabilities. The overall yield on interest-earning assets increased 83 basis points primarily as a result of the origination of higher yielding loans and the upward repricing of adjustable rate mortgage loans. The annualized yield on loans improved 84 basis points to 7.10% in the first quarter of 2007 from 6.26% for the same period in 2006. The cost of interest-bearing liabilities increased 53 basis points as we paid higher rates on deposits and increased our use of overnight FHLB borrowings. Most of the increase in interest expense was in interest-bearing deposits, where average balances increased $16.5 million to $222.7 million for the first quarter of 2007, compared to $206.2 million for the same period in 2006. The cost of average deposits increased 58 basis points to 2.89% in the first quarter of 2007 from 2.31% for the same period in 2006. The increase was the result of the higher rates we paid on our money market accounts, the maturities of lower costing time deposits and the change in the deposit mix toward higher costing time deposits. The primary spread (weighted average interest rate on loans minus weighted average interest rate on deposits) for the first quarter of 2007 was 4.21% compared to 3.95% for the first quarter of 2006.

Provision for Loan Losses

During the first quarter of 2007, the provision for loan losses amounted to $20,000 compared to $-0- provision a year ago. The $20,000 of loan loss provision was primarily due to increased loan originations/volume. At March 31, 2007, the allowance for loan losses was $1.8 million, or 0.70% of total gross loans receivable, compared to $1.7 million, or 0.69% of total gross loans receivable, at year-end 2006.

Non-Interest Income

Non-interest income totaled $317,000 in the first quarter of 2007, up $52,000, or 19.62%, from the first quarter a year ago. The increase was primarily due to higher service charges on loan and deposit accounts in the first quarter of 2007 compared to the same quarter in 2006. Loan related fees totaled $63,000 in the first quarter of 2007 compared to $41,000 a year ago. Deposit related fees totaled $212,000 in the first quarter of 2007 compared to $190,000 a year ago.

Non-Interest Expense

Non-interest expense totaled $2.3 million in the first quarter of 2007, up $303,000, or 15.17%, from the first quarter a year ago. A large portion of the increase was in compensation and benefits, which increased by $214,000, or 17.63%, in the first quarter of 2007 compared to the same quarter in 2006. Approximately $111,000 of the increase in compensation and benefits related to annual pay increases and several new administrative positions, including a Chief Operating Officer who was hired in April 2006 and a Human Resources Manager who was hired in September 2006. Other significant increases in non-interest expense between first quarters include a $66,000 increase in professional services expense primarily related to staffing of our new wealth management division and Sarbanes Oxley compliance and a $50,000 increase in other expense, primarily due to increases in donations, sponsorships and promotion expenses. Partially offsetting these increases was a $50,000 decrease in occupancy expense, resulting from lower office repairs and maintenance expense in the first quarter of 2007 as compared to the first quarter of 2006.

Income Taxes

The effective tax rate was 37.73% for the first quarter 2007 compared to 39.94% for the first quarter 2006.

Assets, Loan Originations and Deposits

At March 31, 2007, assets totaled $304.7 million, up $3.7 million, or 1.23%, from year-end 2006. During the current quarter, net loans increased $2.0 million and securities available for sale increased $5.1 million, while cash and cash equivalents decreased $1.6 million and securities held to maturity decreased $1.9 million. Loan originations, including purchases, totaled $21.6 million in the current quarter, up $7.4 million, or 52.11%, from $14.2 million a year ago. The strong growth in loan originations was tempered by a high level of loan repayments, including loan sales, which amounted to $19.0 million in the first quarter of 2007 compared to $15.1 million in the first quarter of 2006.

Deposits totaled $225.5 million at March 31, 2007, up $4.1 million, or 1.84%, from year-end 2006. During the current quarter, core deposits (NOW, demand, money market and passbook accounts) increased $2.7 million and certificates of deposit increased $1.4 million. At March 31, 2007, core deposits represented 45.50% of total deposits compared to 45.11% at December 31, 2006.

Since the end of 2006, FHLB borrowings decreased $0.2 million, or 0.37%, to $49.8 million from $50.0 million at December 31, 2006, primarily due to strong deposit growth resulting in reduced reliance on borrowings to fund loan growth.

Asset Quality and Performance Ratios

Non-performing assets, consisting of non-accrual and delinquent loans 90 or more days past due, remained relatively unchanged at $34,000, or 0.01% of total assets, at March 31, 2007 and December 31, 2006.

For the quarter ended March 31, 2007, the Company’s annualized return on average equity decreased to 8.78% compared to 9.13% for the same period in 2006. The issuance of Series C preferred stock during the second quarter of 2006 and the sale of 145,000 shares of the Company’s Common Stock to Cathay General Bancorp negatively impacted this ratio. The annualized return on average assets increased to 0.59% for the first quarter of 2007 compared to 0.54% for the same period in 2006. The efficiency ratio increased to 75.84% for the first quarter of 2007 compared to 75.57% for the same period in 2006.

At March 31, 2007, the Bank met the capital requirements necessary to be deemed “well-capitalized” for regulatory purposes.

Forward-Looking Statements

Certain matters discussed in this news release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations regarding the business environment in which the Company operates, projections of future performance, perceived opportunities in the market, and statements regarding strategic objectives. These forward-looking statements are based upon current management expectations, and involve risks and uncertainties. Actual results or performance may differ materially from those suggested, expressed, or implied by forward-looking statements due to a wide range of factors including, but not limited to, the general business environment, the real estate market, competitive conditions in the business and geographic areas in which the Company conducts its business, regulatory actions or changes and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Reports on Form 10-KSB and Quarterly Reports on Form 10-QSB.

About Broadway Federal Bank

Broadway Federal Bank, f.s.b. is a community-oriented savings bank, which primarily originates residential mortgage loans and conducts funds acquisition in the geographic areas known as Mid-City and South Los Angeles. The Bank operates four full service branches, three in the city of Los Angeles, and one located in the nearby city of Inglewood, California.

Shareholders, analysts and others seeking information about the Company are invited to write to: Broadway Financial Corporation, Investor Relations, 4800 Wilshire Blvd., Los Angeles, CA 90010, or visit our website at www.broadwayfederalbank.com.

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(Dollars in thousands)

(Unaudited)

	March 31, 2007	December 31, 2006
ASSETS
Cash	$3,687	$5,310
Securities available for sale, at fair value	5,117	—
Securities held to maturity	33,927	35,793
Loans receivable, net of allowance of $1,750 and $1,730	249,620	247,657
Accrued interest receivable	1,559	1,476
Federal Home Loan Bank (FHLB) stock, at cost	2,576	2,490
Office properties and equipment, net	5,256	5,263
Bank owned life insurance	2,163	2,138
Other assets	788	868

Total assets	$304,693	$300,995

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$225,547	$221,467
Federal Home Loan Bank advances	49,798	49,985
Junior subordinated debentures	6,000	6,000
Advance payments by borrowers for taxes and insurance	211	588
Deferred income taxes	852	855
Other liabilities	1,893	2,075

Total liabilities	284,301	280,970

Stockholders' Equity:
Preferred, non-cumulative, and non-voting stock, $.01 par value, authorized 1,000,000 shares; issued and outstanding 55,199 shares of Series A, 100,000 shares of Series B and 76,950 shares of Series C at March 31, 2007 and December 31, 2006	2	2
Common stock, $.01 par value, authorized 3,000,000 shares; issued 2,013,942 shares at March 31, 2007 and December 31, 2006; outstanding 1,637,576 shares at March 31, 2007 and 1,637,415 shares at December 31, 2006	20	20
Additional paid-in capital	12,855	12,829
Accumulated other comprehensive loss, net of taxes	(4)	—
Retained earnings-substantially restricted	12,511	12,169
Treasury stock-at cost, 376,366 shares at March 31, 2007 and 376,527 shares at December 31, 2006	(4,992)	(4,995)

Total stockholders' equity	20,392	20,025

Total liabilities and stockholders’ equity	$304,693	$300,995

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Earnings

(Dollars in thousands, except per share amounts)

(Unaudited)

	Three Months ended March 31,
	2007	2006
Interest and fees on loans receivable	$4,405	$3,553
Interest on mortgage-backed securities	401	466
Interest on investment securities	25	18
Other interest income	84	94

Total interest income	4,915	4,131

Interest on deposits	1,608	1,189
Interest on borrowings	590	563

Total interest expense	2,198	1,752

Net interest income before provision for loan losses	2,717	2,379
Provision for loan losses	20	—

Net interest income after provision for loan losses	2,697	2,379

Non-interest income:
Service charges	275	231
Gain on sale of loans held for sale	6	—
Gain on sale of securities	—	12
Other	36	22

Total non-interest income	317	265

Non-interest expense:
Compensation and benefits	1,428	1,214
Occupancy expense, net	260	310
Information services	161	151
Professional services	145	79
Office services and supplies	117	104
Other	190	140

Total non-interest expense	2,301	1,998

Earnings before income taxes	713	646
Income taxes	269	258

Net earnings	$444	$388

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on securities available for sale	$(7)	$—
Income tax effect	3	—

Other comprehensive income (loss), net of tax	(4)	—

Comprehensive earnings	$440	$388

Net earnings	$444	$388
Dividends paid on preferred stock	(32)	(20)

Earnings available to common shareholders	$412	$368

Earnings per share-basic	$0.25	$0.24
Earnings per share-diluted	$0.23	$0.23
Dividends declared per share-common stock	$0.05	$0.05
Basic weighted average shares outstanding	1,637,438	1,554,642
Diluted weighted average shares outstanding	1,774,831	1,611,038

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Selected Ratios and Data

(Dollars in thousands)

	As of March 31,
	2007		2006
Regulatory Capital Ratios:
Core Capital	8.05%		7.78%
Tangible Capital	8.05%		7.78%
Tier 1 Risk-Based Ratio	11.27%		11.87%
Total Risk-Based Capital	12.05%		12.63%
Asset Quality Ratios and Data:
Non-performing loans as a percentage of total gross loans	0.01%		0.02%
Non-performing assets as a percentage of total assets	0.01%		0.01%
Allowance for loan losses as a percentage of total gross loans	0.70%		0.64%
Allowance for loan losses as a percentage of non-performing loans	5,147.06%		4,171.43%
Allowance for losses as a percentage of non-performing assets	5,147.06%		4,171.43%
Non-performing assets:
Non-accrual loans	$34		$35

Total non-performing assets	$34		$35

	Three Months ended March 31,
	2007		2006
Performance Ratios:
Return on average assets	0.59	%(A)	0.54	%(A)
Return on average equity	8.78	%(A)	9.13	%(A)
Average equity to average assets	6.69%		5.91%
Non-interest expense to average assets	3.04	%(A)	2.78	%(A)
Efficiency ratio (1)	75.84%		75.57%
Net interest rate spread (2)	3.57	%(A)	3.27	%(A)
Net interest rate margin (3)	3.72	%(A)	3.40	%(A)

(1)	Efficiency ratio represents non-interest expense divided by net interest income plus non-interest income.
(2)	Net interest rate spread represents the difference between yield on average interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest rate margin represents net interest income as a percentage of average interest-earning assets.
(A)	Annualized

BROADWAY FINANCIAL CORPORATION AND SUBSIDIARIES

Support for Calculations

(Dollars in thousands)

	Three Months ended March 31,
	2007	2006
Total assets	$304,693	$285,506
Total gross loans, including loans held for sale	$251,370	$226,842
Total equity	$20,392	$17,191
Average assets	$302,463	$287,898
Average loans	$248,009	$226,988
Average equity	$20,224	$17,002
Average interest-earning assets	$292,206	$280,110
Average interest-bearing liabilities	$278,561	$266,711
Net income	$444	$388
Total income	$3,034	$2,644
Non-interest expense	$2,301	$1,998
Efficiency ratio	75.84%	75.57%
Non-accrual loans	$34	$35
REO, net	$—	$—
ALLL	$1,750	$1,460
REO-Allowance	$—	$—
Interest income	$4,915	$4,131
Interest expense	$2,198	$1,752
Net interest income	$2,717	$2,379